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Exhibit 10.39

AMENDMENT
TO THE
MARKETING AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
ABBOTT LABORATORIES
AND
i-STAT CORPORATION

        This amendment dated December 31, 2003 (this "Amendment") shall serve to modify and amend the Marketing and Distribution Agreement between Abbott Laboratories ("Abbott") and i-STAT Corporation ("i-STAT") dated August 3, 1998 (the "Distribution Agreement"), according to the terms and for the time period set forth herein.

        The parties hereto agree as follows:

1.
i-STAT hereby revokes its election to not renew the Distribution Agreement after December 31, 2003, as provided in that certain notification letter sent by i-STAT to Abbott on July 25, 2002. i-STAT and Abbott hereby agree to an extension of the Distribution Agreement after December 31, 2003, but only for and during the Extension Period (as defined hereinbelow).

2.
The Term of the Distribution Agreement with respect to the parties' respective obligations to manufacture, market, promote, sell and distribute Products in the Territory (as amended hereinbelow) shall be extended until the earlier of (i) such time as the merger contemplated by the Agreement and Plan of Merger entered into among Abbott Laboratories, Senator Acquisition Corporation and i-STAT Corporation on December 12, 2003 (the "Merger Agreement") is consummated or (ii) the Merger Agreement terminated ("Extension Period").

3.
"Territory", with respect to Abbott's obligations to market, promote and sell Products pursuant to this Amendment, shall be amended for the Extension Period to exclude the following countries and/or territories: Austria, Cyprus, Czech Republic, Denmark, Greece, Hungary, Iceland, Malta, Norway, Poland, Portugal, Switzerland, Bosnia-Herzegovina, Croatia, Macedonia, Slovenia, Yugoslavia/Serbia and Montenegro, Afghanistan, Armenia, Azerbaijan, Belarus, Bulgaria, Estonia, Georgian Republic, Latvia, Lithuania, Moldavia, Romania, Russia, Slovakia, Ukraine, Kazakhstan, Kyrgystan, Tadzikistan, Turkmenistan, Uzbekistan, All countries of North, Central and Southern Africa, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, Yemen, Hong Kong, Macau, South Korea, Singapore, Malaysia, Brunei, Indonesia, Philippines, Australia, New Zealand, India, Bhutan, Nepal, Canada, Thailand, Japan and Mainland China.

4.
"Territory", with respect to Abbott's obligations to provide logistical support of Products pursuant to this Amendment, shall be amended for the Extension Period to exclude the following countries and/or territories: Austria, Cyprus, Czech Republic, Denmark, Greece, Hungary, Iceland, Malta, Norway, Poland, Portugal, Switzerland, Bosnia-Herzegovina, Croatia, Macedonia, Slovenia, Yugoslavia/Serbia and Montenegro, Afghanistan, Armenia, Azerbaijan, Belarus, Bulgaria, Estonia, Georgian Republic, Latvia, Lithuania, Moldavia, Romania, Russia, Slovakia, Ukraine, Kazakhstan, Kyrgystan, Tadzikistan, Turkmenistan, Uzbekistan, all countries of North, Central and Southern Africa, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, Yemen, Hong Kong, Macau, South Korea, Singapore, Malaysia, Brunei, Indonesia, Philippines, Australia, New Zealand, India, Bhutan, Nepal, Canada, Thailand, Japan and Mainland China, the United Kingdom, Belgium, Finland, France, Germany, Luxembourg, Netherlands, San Marino, Sweden, Ireland, Italy, and Spain.

5.
With respect to the logistical support of Products in the Territory as defined in Paragraph 4 of this Amendment, i-STAT shall obtain a waiver from McGregor Cory Limited ("Exel") for a period of time to begin on or around January 1, 2004 and end on March 31, 2004 ("Interim Period"). The

  waiver shall state, at a minimum, that, notwithstanding any provision of any agreement between i-STAT and Exel to the contrary, Exel shall grant i-STAT the right to appoint Abbott as its logistical support provider during the Interim Period, in exchange for i-STAT's payment of up to £90,000 to Exel. Upon Abbott's receipt of evidence of such signed waiver from Exel and payment to Exel by i-STAT, Abbott shall provide such logistical support as requested by i-STAT in such countries of the Territory defined in Paragraph 4 as i-STAT shall request during the Interim Period.

6.
Except as "Territory" is modified by this Amendment, Abbott shall have the right to market, promote, sell and distribute Products in all other countries and territories as otherwise set forth as "Territory" in the Distribution Agreement.

7.
The obligations of i-STAT pursuant to:

(a)
Section 18.1 of the Distribution Agreement with respect to the buy-out of assets and inventory; and

(b)
Section 18.2 with respect to the payment to be made by i-STAT to Abbott of Five Million Dollars (US $5,000,000); and

(c)
Section 18.3 with respect to the Five Million and Nineteen Thousand Dollars (US $5,019,000) prepayment refund,

  are hereby waived by Abbott, but only for and during the Extension Period. At the expiration or termination of the Extension Period, such waiver shall cease and be of no further effect, and all duties and obligations set forth in the Agreement, including those set forth in Sections 18.1, 18.2 and 18.3 of the Distribution Agreement, shall be in full force and effect.

8.
During the Extension Period and notwithstanding any provision in the Distribution Agreement to the contrary, i-STAT shall have the responsibility of entering into service contracts with customers.

9.
In the event that the Merger Agreement is terminated and the transaction contemplated thereby is not consummated, Abbott shall pay i-STAT: (a) all funds received or receivable from customers for shipments made by or on behalf of Abbott to such customers pursuant to this Amendment during the Extension Period; and (b) that amount up to £90,000 actually paid by i-STAT to Exel pursuant to the activities described in Paragraph 5 of this Amendment.

10.
All other terms and conditions with respect to the Distribution Agreement are and shall remain in full force and effect.

11.
This Amendment shall have no effect on the terms and conditions of the Standstill Agreement executed between the parties on August 3, 1998.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed by its duly authorized officer on the date below written.

ABBOTT LABORATORIES		i-STAT CORPORATION
By: Name:	/s/ SEAN MURPHY	By: Name:	/s/ WILLIAM P. MOFFITT
Title:	Vice President, Global Licensing/New Business Development	Title:	President and Chief Executive Officer
Date: December 31, 2003		Date: December 31, 2003

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AMENDMENT TO THE MARKETING AND DISTRIBUTION AGREEMENT BETWEEN ABBOTT LABORATORIES AND i–STAT CORPORATION